Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Investor Relations
T: +1-704-275-9113
E: IR@AltisourceAMC.com

Altisource Asset Management Corporation Announces Appointment of CEO

CHRISTIANSTED, U.S. Virgin Islands, July 6, 2022 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE American: AAMC) today announced that the Board of Directors (the “Board”) has appointed Jason Kopcak as the Chief Executive Officer of the Company and as a member of the Board. Prior to his appointment, Mr. Kopcak had been the President and Chief Operating Officer of the Company. The Board also appointed current director John P. de Jongh, Jr. as Chairman of the Board. Mr. de Jongh, Jr. had previously been interim Chairman of the Board.

“The Board is pleased to announce the appointment of Jason as Chief Executive Officer and as a member of the Board. Jason’s vision of a new AAMC has impressed the Board and we look forward to he and the senior management team continuing to build out our new alternative lending business and assess other opportunities,” said John P. de Jongh, Jr., Chairman of the Board of AAMC.

“I appreciate the Board’s confidence in appointing me Chief Executive Officer and a member of the Board. I look forward to working with the Board even more closely in the future as we develop the Company’s alternative lending platform. The Board and I are excited about the new businesses for AAMC and believe we are in a strong position to succeed in these areas and provide value to our shareholders,” said Jason Kopcak, Chief Executive Officer.

About AAMC

AAMC is an alternative lending company that provides liquidity and capital to under-served markets. We also continue to assess opportunities that could potentially be of long-term benefit to shareholders such as our Crypto-ATMs. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations, and assumptions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.